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                                                                    EXHIBIT 10.2

                                SUBSEA GROUP 2002
                     ANNUAL INCENTIVE COMPENSATION PROGRAM

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1.   INTRODUCTION

     CDI Incentive Compensation Plans were originally designed in 1993 to align the interests of employees with those of Cal Dive shareholders to the maximum extent possible. Employees share in the superior performance of the company recognizing that the shareholders are entitled to a threshold level of performance in exchange for base salaries. The threshold level is based on the Annual Budget established by management and approved by the Board of Directors. Incentives based upon performance above that threshold level can result in total cash compensation to CDI employees well above competitive levels for the industry.

     For the subsea group there are two plans: one for onshore operational personnel - the Operations Plan; and one for executive management, accounting and administrative personnel - the Administrative Plan,

          The general conditions of both plans are:

          (i)   ELIGIBILITY FOR PARTICIPATION

                Participants must be on the payroll no later than June 30, 2002. Participants who are not on the payroll as of January 1, 2002, will have their opportunity prorated by their months of service.

                Incentive compensation awards will be granted to those participants who have met the performance criteria set forth in this policy and who are on the payroll December 31, 2002, for incentive compensation under this plan. This plan is not to be construed in any way as a guarantee of employment or an employment contract.

          (ii)  METHOD OF PAYMENT

                Any cash components of the two plans will be paid by March 15, 2003.

          (iii) CLARIFICATION/INTERPRETATION/MODFICATION OF THE PLANS

                The Compensation Committee of the Cal Dive Board of Directors shall have the right and the sole authority at any time and without restriction to clarify, interpret and/or modify plan.


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2.   OPERATIONS PLAN

     The 2001 Operations Plan is designed to reward key Vice Presidents, Project Managers and Project Support personnel for the contribution made towards achieving the company's growth and profitability targets. Potential bonuses under this program are limited only by the success and cost effectiveness of COMBINED effort. As last year cash incentive compensation will be linked to exceeding a threshold above the budgeted expectation for earnings. Stock options will be awarded during the first quarter of 2002 to compensate participants for accepting this higher hurdle.

     * THRESHOLD PERFORMANCE: Cash incentive compensation is earned, when financial performance exceeds 110% of the subsea contribution to the budgeted earnings estimate.

     * BONUS POOL: The bonus pool of the Operations pool is in addition to a bonus pool for the Administrative Group.

     * SG&A: Operations pool is increased or decreased by variances to budgeted SG&A expenses. This year SG&A cost targets are set for each Vice President.

     * DISCRETIONARY COMPONENT: 40% of the allocated incentive award is based upon discretion of Senior management and achievement of individual goals.

     * SUPPORT STAFF: Each Group may use a portion of their bonus pool or incentives not awarded in the discretionary component to make bonus payments to support staff.

     * STOCKOPTIONS: As in 2001, stock options plus cash will be used in payment of potential bonuses earned. The proposed plan is in keeping with the authorized 10% level allocated for employee stock options.

Each eligible participant's incentive compensation OPPORTUNITY will be based on the following:

     1. Attaining 2001 "Subsea Division" (exclusive of Canyon and ERT) gross profit of $45,000,000 will result in an OPPORTUNITY equal to 10% of the eligible participants base salary.

     2. Variances to budgeted Subsea SG&A (as defined) will be added to (or deducted from) gross profit in determining 1 above.

     3. A bonus pool will be established equal to 20% of all dollars of gross profit (as adjusted) in excess of $45,000,000.


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The bonus pool will be divided into four weighted tiers and will be available as an incentive compensation OPPORTUNITY for each eligible participant within a tier in direct proportion to the ratio of the eligible participant base salaries.

TIER GROUP DESIGNATIONS:

     Group 1   -   Vice Presidents

     Group 2   -   Personnel in direct control of:

                   o Significant direct authorization control responsibility of costs, or

                   o Significant direct negotiation or contracting responsibility of costs or receivables.

     Group 3   -   Personnel in key roles of execution, operations with
                   impact to the bottom line.

     Group 4   -   Personnel in supporting roles with impact on cost
                   control.

Each participant's OPPORTUNITY will be awarded based as follows:

     1. 60% of the total opportunity will be awarded based on achieving the financial goals.

     2. From 0 to 40% of the total opportunity will be awarded based on an evaluation by Executive Management regarding the individual's efforts, contribution and success in achieving specific goals established by the President and appropriate Vice President. Any portion of the opportunity that is not awarded may be reallocated to other plan participants.

     3. In 2002 the discretionary part of the bonus will be directly linked to: Safety Management performance, teamwork efforts, cost management effectiveness and other specific individual/departmental goals. In particular 10% of the bonus opportunity will be based on beating the safety incident rate target of 1.5.

     4. Also for 2002, 20% of the bonus opportunity for Vice Presidents will be linked to achieving the attached SG&A targets.

     5. Discretionary bonuses may be paid to support staff from the bonus pool or incentives not awarded in the discretionary component.

Stock options will also be used as a component of the incentive plan to compensate subsea operations personnel for accepting a higher than budgeted gross profit target.


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STOCK OPTION POOL:

     o 300,000 options shall be set aside for use in the incentive compensation plan.

     o The options will be issued in lieu of a cash bonus for achieving budgeted gross profit, as in previous plans.

     o Distribution of options: Stock options will be awarded to individuals depending on their bonus grouping.

     o All options awards to vest over three (3) years with a total life of ten (10) years.

     o Exercise price to be the market price on the date they are granted during the first quarter.

The gross profit goal reflects management's assessment of revenue producing assets on hand or expected to be acquired at the time the Business Plan is prepared. The goal shall NOT be adjusted should any of these assets be sold or not acquired subsequent to the Business Plan being approved by the Board of Directors. However, if the company subsequently purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the Subsea Division, the gross profit levels will be adjusted to allow for a reasonable return to the company. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service (the approved AFE) and will be prorated for months in service. In addition, the gross profit goal established in the approved budget will not be adjusted for changes in accounting policy made during a fiscal year.


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                             2002 SG&A COST TARGETS

40% of bonus awards are discretionary. Half of this, or 20%, will be based on an individual manager's ability to manage SG&A costs for their respective group to a target % of relevant revenues in accordance with the following: (See budget and management guidelines (SG&A) for more detail).

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GROUP MANAGER                                                TARGET % OF REVENUE
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Scott Naughton                                               1.96%
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Steve Brazda                                                 8.50%
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Mike Ambrose                                                 2.20%
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Wayne Bywater                                                1.46%
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Ian Collie                                                   0.60%
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Mark McWatters                                               4.20%
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Wade Pursell                                                 2.00%
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Jim Connor                                                   2.00%
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400-0164                                                          March 27, 2002

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2.   ADMINISTRATIVE PLAN

This program is for the benefit of certain members of executive management and corporate accounting and administrative personnel.

Each eligible participant's incentive compensation opportunity will be based upon the following:

     1. Attaining the consolidated net income of $29,400,000 as budgeted in the 2002 Business Plan before consideration of bonuses paid under the Operations Group Plan.

     2. Attaining consolidated net income above a "threshold" level (80% of Budget) and up to targeted net income (110% of Budget) will result in an opportunity equal to a specified percentage of base salary as set out below (calculated proportionately between each level):

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% of Budget                                                  Bonus Opportunity
Net Income                                                   %
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80                                                           40
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90                                                           60
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100                                                          80
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110                                                          100
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     3.   A bonus pool will be established based upon (a) 4% of the first $2 million of consolidated net income in excess of targeted net income, plus (b) 6% of any consolidated net income in excess of targeted net income plus $2 million.

The bonus pool will be available for each eligible participant in direct proportion to the ratio of eligible participant base salaries. Each participant's opportunity will be awarded based as follows:

     1. 70% of the total opportunity will be awarded based upon achieving financial goals.

     2. From 0 to 30% of the total opportunity will be awarded based upon a subjective evaluation by the Compensation Committee and Executive management regarding the individual's efforts, contribution and success in achieving specific goals established by the Group Vice President and Board of Directors. Any portion of the opportunity that is not awarded may be reallocated to other participants.


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     3.   Discretionary bonuses may be paid to support staff from the bonus pool or incentives not awarded in the discretionary component.

If the company purchases or otherwise acquires new assets with the expectation of increasing the net income of the Company, consolidated net income will be adjusted to allow for a reasonable return to the company. This adjustment will be based on the economics presented to the Board of Directors for justification for the new equipment or service (the approved AFE) and will be prorated for months in service.


400-0164                                                          March 27, 2002